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                                                                     EXHIBIT 12


                              PAGING NETWORK, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                   Three Months Ended       Six Months Ended
                                                        June 30,                June 30,
                                                  --------------------    --------------------
                                                    1997        1996        1997        1996
                                                  --------    --------    --------    --------
                                                 (Restated)              (Restated)
Earnings:
  Loss before extraordinary item ..............   $(31,963)   $(18,532)   $(69,277)   $(30,638)
  Fixed charges, less interest capitalized ....     44,376      34,785      87,836      69,248
                                                  --------    --------    --------    --------
     Earnings .................................   $ 12,413    $ 16,253    $ 18,559    $ 38,610
                                                  ========    ========    ========    ========


Fixed charges:
  Interest expense, including interest
    capitalized................................   $ 39,767    $ 28,623    $ 78,122    $ 57,075
  Amortization of deferred financing costs ....      1,859       1,284       4,330       2,567
  Interest portion of rental expense ..........      5,750       4,878      11,384       9,606
                                                  --------    --------    --------    --------
     Fixed charges ............................   $ 47,376    $ 34,785    $ 93,836    $ 69,248
                                                  ========    ========    ========    ========


  Ratio of earnings to fixed charges ..........          -           -           -           -
                                                  ========    ========    ========    ========

  Deficiency of earnings available to cover
    fixed charges .............................   $(34,963)   $(18,532)   $(75,277)   $(30,638)
                                                  ========    ========    ========    ========